CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
MONTHLY REPORT - September 2005

STATEMENT OF CHANGES IN NET ASSET VALUE

Net Asset Value (1,586,357.233 units) at August 31, 2005	$4,483,552,886
Additions of 40,321.623 units on September 30, 2005	118,047,393
Redemptions of (7,419.126) units on September 30, 2005	(21,720,589)
Offering Costs	(1,367,188)
Net Income (Loss) - September 2005	162,120,880

Net Asset Value (1,619,259.730 units) at September 30, 2005	$4,740,633,382

Net Asset Value per Unit at September 30, 2005	$2,927.65

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$47,761,743
Change in unrealized	53,109,943
Gains (losses) on forward and swap contracts:
Realized	(42,624,855)
Change in unrealized	120,620,240
Interest income	12,242,438
191,109,509
Expenses:
Brokerage fee	28,809,874
Performance fee	0
Operating expenses	178,755

28,988,629

Net Income (Loss) - September 2005	$162,120,880

FUND STATISTICS

Net Asset Value per Unit on September 30, 2005	$2,927.65
Net Asset Value per Unit on August 31, 2005	$2,826.32
Unit Value Monthly Gain (Loss) %	3.59%
Fund 2005 calendar YTD Gain (Loss) %	6.63%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Theresa D. Becks
Theresa D. Becks, Chief Financial Officer Campbell & Company, Inc. General Partner Campbell Strategic Allocation Fund, L.P. Prepared without audit

Dear Investor,

We are pleased to report positive returns in September as many of the trends in the major financial sectors resumed their course. The same sectors that reversed so sharply in August were the most profitable this month, while Energy, the only sector that was profitable in August, made losses in September as crude oil prices finally settled lower. The US Dollar rallied strongly from the start of the month following the late-August sell-off, and again approached the highs for the year. Although we lost money on some non-Dollar trades, the Currency sector proved profitable overall. Equally profitable for our portfolios and a welcome relief for many investors, Equities also finished mostly higher. Fixed income instruments ended lower after the sharp reversals in August, and provided solid gains for our short positions. The sharp gyrations of the past several months have been disorienting but they are in fact a normal part of a typical investment cycle. Over time our systematic approach has been tuned to trade through short-term volatility, to enable us to catch trends that fail and then resume. Depending on when in the calendar month these gyrations occur, we may in the interim have to report up months and down months, but our goal is a constant: to deliver consistent, attractive, absolute and risk-adjusted returns to our investors.

Sincerely,
Bruce Cleland
President & CEO